Exhibit 5.1

Michael M. Stewart
Direct Tel: (405) 235-7747	michael.stewart@crowedunlevy.com
Direct Fax: (405) 272-5238
June 12, 2008
GMX Resources Inc.
900 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114

Re:	GMX Resources Inc. (the “Company”) — Registration Statement on Form S-8 Relating to 750,000 Shares of Common Stock in Connection with the Company’s 2008 Long-Term Incentive Plan (the “Plan”)
Ladies and Gentlemen:
     The Company has approved the registration of 750,000 shares of its Common Stock, par value $0.001 per share (the “Shares”), on the above referenced Registration Statement to be issued pursuant to the terms of the Plan.
     You have requested our advice with respect to the legality of the Shares issuable pursuant to the Plan.
     We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.
     Based on the foregoing, and upon consideration of applicable law, it is our opinion that the Shares that may be issued pursuant to the Plan have been or will be validly issued, fully paid and non-assessable.
     We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement.

Respectfully submitted,

CROWE & DUNLEVY A PROFESSIONAL CORPORATION

By:	/s/ Michael M. Stewart

Michael M. Stewart

TULSA	OKLAHOMA CITY	NORMAN
500 KENNEDY BUILDING	20 NORTH BROADWAY, SUITE 1800	THE HIPOINT OFFICE BUILDING
321 SOUTH BOSTON AVENUE	OKLAHOMA CITY, OK 73102-8273	2500 SOUTH MCGEE, SUITE 140
TULSA, OK 74103-3313	TEL: 405.235.7700 • FAX: 405.239.6651	NORMAN, OK 73072-6705
TEL: 918.592.9800 • FAX: 918.592.9801		TEL: 405.321.7317 • FAX: 405.360.4002
www.crowedunlevy.com